Exhibit 10.2

[•], 2026

Gores Holdings XII, Inc.

6260 Lookout Road

Boulder, CO 80301

Re:	Initial Public Offering

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) to be entered into by and between Gores Holdings XII, Inc., a Cayman Islands exempted company (the “Company”), and Santander US Capital Markets LLC, as representative (the “Representative”) of the several underwriters (collectively, the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”), of up to 35,880,000 of the Company’s units (including up to 4,680,000 units that may be purchased to cover over-allotments, if any) (the “Units”), each comprised of one of the Company’s Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”), and one-fourth of one redeemable warrant. Each whole warrant (each, a “Warrant”) entitles the holder thereof to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment. The Units shall be sold in the Public Offering pursuant to a registration statement on Form S-1 and prospectus (the “Prospectus”) filed by the Company with the Securities and Exchange Commission (the “Commission”) and the Company shall apply to have the Units listed on the Nasdaq Global Market. Certain capitalized terms used herein are defined in paragraph 10 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [the undersigned (the “Insider”), who is a member of the Company’s board of directors and/or management team] [Gores Sponsor XII LLC (the “Insider”)], hereby agrees with the Company as follows:

1. It is acknowledged and agreed that the Company shall not enter into a definitive agreement regarding a proposed Business Combination without the prior consent of the Sponsor. The Insider agrees with the Company that if the Company seeks shareholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it, he or she shall (i) vote any Ordinary Shares (as defined below) owned by it, him or her in favor of any proposed Business Combination (except with respect to any such Offering Shares (as defined below) which may not be voted in favor of approving the Business Combination in accordance with the requirements of Rule 14e-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any Commission (as defined below) interpretations or guidance relating thereto) and (ii) not redeem any Ordinary Shares owned by it, him or her in connection with such shareholder approval. If the Company seeks to consummate a proposed Business Combination by engaging in a tender offer, the Insider agrees that it, he or she will not sell or tender any Ordinary Shares owned by it, him or her in connection therewith.

2. (a) The Insider hereby agrees with the Company that in the event that the Company fails to consummate a Business Combination within the time period set forth in the Company’s amended and restated memorandum and articles of association (as it may be amended from time to time, the “Charter”), the Insider shall take all reasonable steps to cause the Company to as promptly as reasonably possible but not more than ten (10) business days thereafter, subject to lawfully available funds therefor, redeem 100% of the Class A Ordinary Shares sold as part of the Units in the Public Offering (the “Offering Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, except with respect to up to $600,000 per year (plus the rollover of unused amounts from prior years) of interest earned on the funds held in the trust account that may be released to the Company to fund working capital requirements (provided that, only $150,000, plus the rollover of unused amounts from prior years, of interest earned on the funds held in the trust account may be released to the Company during the three month period that will begin 24 months from the closing of the Public Offering if the Company has executed a definitive agreement for an initial business combination within 24 months from the closing of the Public Offering), plus additional amounts of interest earned on the funds held in the trust account that may be released to the Company to pay the Company’s tax obligations (which shall exclude the 1% U.S. federal excise tax that was implemented by the Inflation Reduction Act of 2022 if any is imposed on the Company and which shall not be subject to the $600,000 annual limitation (or $150,000 limitation) described above) (the “Permitted Withdrawals”), and up to $100,000 of interest to pay dissolution expenses, if any, divided by the number of then outstanding Offering Shares, which redemption will completely extinguish all Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to the Company’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of other applicable law. The Insider agrees with the Company to not propose any amendment (i) to the Company’s Charter that would affect the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Offering Shares if the Company does not complete a Business Combination within the time period set forth in the Company’s Charter or (ii) with respect to any other material provision of the Company’s Charter relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides its Public Shareholders with the opportunity to redeem their Ordinary Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to fund the Permitted Withdrawals, and up to $100,000 of interest to pay dissolution expenses, divided by the number of then outstanding Offering Shares.

(b) The Insider acknowledges that it, he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account as a result of any liquidation of the Company with respect to the Founder Shares and Private Placement Shares held by it, him or her. The Insider hereby further waives, with respect to any Ordinary Shares held by it, him or her, if any, any redemption rights it, he or she may have in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of a shareholder vote to approve such Business Combination or in the context of a tender offer made by the Company to purchase Ordinary Shares (although the Insider and respective affiliates shall be entitled to redemption and liquidation rights with respect to any Offering Shares they hold if the Company fails to consummate a Business Combination within 24 months (or 27 months if the Company has executed a definitive agreement for an initial Business Combination within 24 months from the closing of the Public Offering)). Each Insider hereby further waives, with respect to any Ordinary Shares held by it, him or her, if any, any redemption rights it, he or she may have in connection with a shareholder vote to approve an amendment to the Company’s Charter (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Offering Shares if the Company does not complete a Business Combination within the time period set forth in the Company’s Charter or (B) with respect to any other material provisions relating to shareholders’ rights or pre-Business Combination activity (although the Insider shall be entitled to redemption and liquidation rights with respect to any Offering Shares it, he or she holds if the Company fails to consummate a Business Combination within the time period set forth in the Charter).

3. During the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, the Insider shall not, without the prior written consent of Santander US Capital Markets LLC, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, with respect to any Units, Class A Ordinary Shares, Founder Shares, Warrants or any securities convertible into, or exercisable, or exchangeable for, Ordinary Shares owned by it, him or her, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Units, Ordinary Shares, Founder Shares, Warrants or any securities convertible into, or exercisable, or exchangeable for, Ordinary Shares owned by it, him or her, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). The provisions of this paragraph will not apply (x) to any transfer permitted under paragraph 7(c) hereof or (y) if the release or waiver is effected solely to permit a transfer not for consideration and the transferee has agreed in writing to be bound by the same terms described in this Letter Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

4. (a) In the event of the liquidation of the Trust Account upon the failure of the Company to complete its initial Business Combination within the time period set forth in the Charter, Gores Sponsor XII LLC (the “Sponsor”) (which for purposes of clarification shall not extend to any other shareholders, members or managers of the Sponsor) agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which the Company may become subject as a result of any claim by (i) any third party for services rendered or products sold to the Company (except for the Company’s independent auditors) or (ii) a prospective target business with which the Company has entered into an acquisition agreement (a “Target”); provided, however, that such indemnification of the Company by the Sponsor (x) shall apply only to the extent necessary to ensure that such claims by a third party for services rendered (other than the Company’s independent public accountants) or products sold to the Company or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per share of the Offering Shares or (ii) the actual amount per Offering Share held in the Trust Account, if less than $10.00 per Offering Share, due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case, net of the amount of interest earned on the property in the Trust Account which may be withdrawn for Permitted Withdrawals, (y) shall not apply to any claims by a third party (including a Target) who executed a waiver of any and all rights to seek access to the Trust Account (whether or not such waiver is enforceable) and (z) shall not apply to any claims under the Company’s indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party or Target claims. The Sponsor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Sponsor, the Sponsor notifies the Company in writing that it shall undertake such defense.

(b) The Company will, to the fullest extent permitted by law, indemnify, exonerate and hold the Sponsor and its managers and members, and each of their respective partners, shareholders, members, affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling persons, employees and agents and each of the partners, shareholders, members, affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling persons, employees and agents of each of the foregoing, whether or not a signatory hereto (collectively, the “Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and expenses (including attorneys’ fees and expenses) incurred by an Indemnitee or any of them (collectively, the “Indemnified Liabilities”), arising out of or in connection with any action, cause of action, suit, arbitration, investigation or claim arising out of, or in any way relating to (i) this Letter Agreement, the Public Offering, any completed, abandoned or failed Business Combination or any other agreement or arrangement in connection with the Public Offering or any completed, abandoned or failed Business Combination, or any review or approval of any proposed, abandoned, failed or completed Business Combination or any proxy or other solicitation of shareholder approval or authorization of any proposed, abandoned, failed or completed Business Combination (including any registration statement filed in connection therewith), (ii) any investment opportunities sourced by the Indemnitees, (iii) any act or omission of an Indemnitee in connection with the Company’s or its affiliates’ affairs or (iv) the operations of, or services provided by an Indemnitee to, the Company or any of its affiliates, whether arising prior to or on and after the date hereof and shall advance costs and expenses (including attorneys’ fees and expenses) incurred by the Indemnitee in connection with any of the foregoing upon and following receipt of an undertaking from the applicable Indemnitee to repay (without interest) any amounts advanced if indemnification hereunder is finally judicially determined by a court of competent jurisdiction to not be owed; provided, that if and to the extent that the foregoing indemnification or advancement rights may be unavailable or unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The rights of any Indemnitee to indemnification or advancement hereunder will be primary and in addition to any other rights any such person may have under any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation. In addition, the rights of any Indemnitee to indemnification hereunder will not entitle such Indemnitee to access the funds held in the Trust Account, and any indemnification hereunder will not be permitted to be funded by funds held in the Trust Account. Each Indemnitee (as defined herein) is an intended third party beneficiary of this section 4(b), whether or not such Indemnitee is a signatory to this Letter Agreement.

5. To the extent that the Underwriters do not exercise their over-allotment option to purchase up to an additional 4,680,000 Units within 45 days from the date of the Prospectus (and as further described in the Prospectus), the Sponsor agrees to forfeit, at no cost, a number of Founder Shares in the aggregate equal to 1,170,000 multiplied by a fraction, (i) the numerator of which is 4,680,000 minus the number of Units purchased by the Underwriters upon the exercise of their over-allotment option, and (ii) the denominator of which is 4,680,000. The forfeiture will be adjusted to the extent that the over-allotment option is not exercised in full by the Underwriters so that the Founder Shares will represent an aggregate of 20.0% of the Company’s issued and outstanding Ordinary Shares after the Public Offering (on an as-converted basis not including the issuance of the Private Placement Shares (as defined below)). To the extent that the size of the Public Offering is increased or decreased, the Company will effect a capitalization or share repurchase or redemption or other appropriate mechanism, as applicable, with respect to the Founder Shares immediately prior to the consummation of the Public Offering in such amount as to maintain the number of Founder Shares prior to the Public Offering at 20.0% of the Company’s issued and outstanding Ordinary Shares upon consummation of the Public Offering (on an as-converted basis not including the issuance of the Private Placement Shares). In connection with such increase or decrease in the size of the Public Offering, then (A) the references to 4,680,000 in the numerator and denominator of the formula in the first sentence of this paragraph shall be changed to a number equal to 15% of the number of Ordinary Shares included in the Units issued in the Public Offering and (B) the reference to 1,170,000 in the formula set forth in the immediately preceding sentence shall be adjusted to such number of Founder Shares that the Sponsor would have to return to the Company in order for the number of Founder Shares to equal an aggregate of 20.0% of the Company’s issued and outstanding Ordinary Shares after the Public Offering (on an as-converted basis not including the issuance of the Private Placement Shares).

6. The Insider hereby agrees and acknowledges that: (i) the Underwriters and the Company would be irreparably injured in the event of a breach by such Insider of its, his or her obligations under paragraphs 1, 2, 3, 4(a), 5, 7(a), 7(b), and 9 of this Letter Agreement, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach. The Company hereby agrees and acknowledges that: (i) the Sponsor would be irreparably injured in the event of a breach by the Company of its obligations under paragraph 4(b) of this Letter Agreement, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

7. (a) The Insider agrees with the Company that it, he or she shall not Transfer any Founder Shares (or Class A Ordinary Shares issuable upon conversion thereof) until the earlier of (i) 180 days after the completion of the Company’s initial Business Combination and (ii) the date following the completion of an initial Business Combination on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property (the “Founder Shares Lock-up Period”).

(b) The Insider agrees that it, he or she shall not Transfer any Private Placement Shares, until 30 days after the completion of the Company’s initial Business Combination (the “Private Placement Shares Lock-up Period”, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

(c) Notwithstanding the provisions set forth in paragraphs 7(a) and (b), Transfers of the Private Placement Shares, the Founder Shares and any Ordinary Shares issued or issuable upon the conversion of the Founder Shares and that are held by the Sponsor, Insider or any of their permitted transferees (that have complied with this paragraph 7(c)), are permitted (a) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members of the Sponsor or their affiliates and funds and accounts advised by such members, or any affiliates of the Sponsor or any employee of such affiliates; (b) in the case of an individual, by gift to a member of the individual’s immediate family, any estate planning vehicle, or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of the laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of the Company’s initial Business Combination at prices no greater than the price at which the Founder Shares, Ordinary Shares or Private Placement Shares were originally purchased; (f) pro rata distributions from the Sponsor to its members pursuant to Sponsor’s limited liability company agreement; (g) by virtue of the laws of the Cayman Islands or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; (h) in the event of the Company’s liquidation prior to the completion of its initial business combination; (i) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (a) through (g) above; or (j) in the event of the Company’s completion of a liquidation, merger, share exchange, reorganization or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the completion of the Company’s initial Business Combination; provided, however, that in the case of clauses (a) through (g) and (i), such permitted transferees must enter into a written agreement with the Company agreeing to be bound by these transfer restrictions. For the avoidance of doubt, the transfers of Founder Shares and Private Placement Shares, including Ordinary Shares included in units or issued or issuable upon the conversion of the Founder Shares shall be permitted regardless of whether a filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made with respect to such transfers.

8. The Insider represents and warrants that it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. The Insider’s biographical information furnished to the Company (including any such information included in the Prospectus) is true and accurate in all material respects and does not omit any material information with respect to the Insider’s background. The Insider’s questionnaire furnished to the Company is true and accurate in all material respects. The Insider represents and warrants that: it, he or she is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; it, he or she has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and it, he or she is not currently a defendant in any such criminal proceeding.

9. The Insider has full right and power, without violating any agreement to which it, he or she is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as a director on the board of directors of the Company and hereby consents to being named in the Prospectus as a director of the Company.

10. As used herein, (i) “Business Combination” shall mean a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the Company and one or more businesses; (ii) “Founder Shares” shall mean the 8,970,000 Class B Ordinary Shares, par value $0.0001 per share, initially issued to the Sponsor (or 7,800,000 shares if the over-allotment option is not exercised by the Underwriters) for an aggregate purchase price of $25,000, or approximately $0.003 per share, prior to the consummation of the Public Offering; (iii) “initial shareholders” shall mean the Sponsor and other Insiders that hold Founder Shares; (iv) “Ordinary Shares” shall mean, collectively, the Class A Ordinary Shares and the Founder Shares; (v) “Private Placement Shares” shall mean 225,000 Ordinary Shares of the Company (including if the over-allotment option is exercised in full) at $10.00 per Private Placement Share that the Sponsor has agreed to purchase for an aggregate purchase price of $2,250,000 in the aggregate (including if the over-allotment option is exercised in full) in a private placement that shall occur simultaneously with the consummation of the Public Offering; (vi) “Public Shareholders” shall mean the holders of securities issued in the Public Offering; (vii) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering and the sale of the Private Placement Shares shall be deposited; and (viii) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

11. The Company will maintain an insurance policy or policies providing directors’ and officers’ liability insurance, and each director of the Company shall be covered by such policy or policies, in accordance with its or their terms.

12. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

13. No party hereto may assign either this Letter Agreement or any of its, his or her rights, interests, or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Insider and its, his or her respective successors, heirs and assigns and permitted transferees.

14. This Letter Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

15. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or e-mail transmission.

16. This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up Periods and (ii) the liquidation of the Company; provided, however, that this Letter Agreement shall earlier terminate in the event that the Public Offering is not consummated and closed by [•], 2026; provided further that paragraph 4 of this Letter Agreement shall survive such liquidation.

[Signature Page Follows]

Sincerely,

GORES HOLDINGS XII, INC.

By:
Name:	Andrew McBride
Title:	Chief Financial Officer and Secretary

[INSIDER]

By:
Name:	[•]
Title:	[•]

[Signature Page to Letter Agreement]